PROSPECTUS SUPPLEMENT                       Filed Pursuant to Rule No. 424(b)(3)
(To Prospectus dated July 3, 2003)          REGISTRATION NO. 333-92613
                                                             333-95807


                             [TELECOM HOLDRS LOGO]


                        1,000,000,000 Depositary Receipts
                            Telecom HOLDRS (SM) Trust

         This prospectus supplement supplements information contained in the prospectus dated July 3, 2003 relating to the sale of up to 1,000,000,000 depositary receipts by the Telecom HOLDRS (SM) Trust.

         The share amounts specified in the table on page 12 of the base prospectus shall be replaced with the following:

                                                                      Share         Primary
                      Name of Company                  Ticker        Amounts    Trading Market
         ---------------------------------------       ------        -------    --------------
         ALLTEL Corp.                                    AT             2            NYSE
         AT&T Corp.                                      T              5            NYSE
         AT&T Wireless Services                         AWE           8.045          NYSE
         BCE Inc.                                       BCE             5            NYSE
         BellSouth Corp.                                BLS            15            NYSE
         CenturyTel, Inc.                               CTL             1            NYSE
         Cincinnati Bell Incorporated                   CBB             2            NYSE
         Level 3 Communications, Inc.                   LVLT            3           NASDAQ
         Nextel Communications, Inc.                    NXTL            6           NASDAQ
         Qwest Communications International Inc.         Q          12.91728         NYSE
         SBC Communications Inc.                        SBC            27            NYSE
         Sprint Corporation-FON Group                   FON             6            NYSE
         Sprint Corporation-PCS Group                   PCS             6            NYSE
         Telephone and Data Systems, Inc.               TDS             1            AMEX
         Verizon Communications                          VZ           21.76          NYSE


         The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

          The date of this prospectus supplement is December 31, 2003.